--------------------------------                  ------------------------------
            FORM 4                                         OMB APPROVAL
--------------------------------                  ------------------------------
|_|  Check this box if no                         OMB Number: 3235-0287
     longer subject to Section                    Expires: September 30, 1998
     16. Form 4 or Form 5                         Estimated average burden
     obligations may continue.                    hours per response ....... 1.0
     See Instruction 1(b).                        ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Omnicom Group Inc.
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   (Last)                            (First)              (Middle)


                               437 Madison Avenue
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                                    (Street)

  New York                             NY                   10022
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     HeadHunter.NET, Inc. (NASDAQ: HHNT)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     March, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
              (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

________________________________________________________________________________

7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form Filed by One Reporting Person

     |_|  Form Filed by More than One Reporting Person

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                                   TABLE I --
     Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

                                                                               5. Amount
                                   3. Transaction  4. Securities Acquired         of Securities    6. Ownership     7. Nature
                                      Code            (A) or Disposed of (D)      Beneficially        Form: Direct     of Indirect
1. Title of     2. Transaction        (Instr. 8)      (Instr. 3, 4 and 5)         Owned at End        (D) or           Beneficial
   Security        Date            -------------------------------------------    of Month            Indirect (I)     Ownership
   (Instr. 3)      (Month/Day/Year)   Code     V      Amount  (A)or(D)  Price     (Instr. 3 and 4)    (Instr. 4)       (Instr. 4)
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Common Stock       3/13/01             S             1,000,000    D    $5.75
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Common Stock       3/23/01           P (1)            101,100     A    $7.125      4,928,500               I               (2)
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Explanation of Responses:
(1) The Issuer notified Omnicom of the Issuer's exercise of its right to prepay in Common Stock a portion of the interest payable under a loan agreement.
(2) Two wholly owned subsidiaries of Omnicom are the record owners but only Omnicom has voting/dispositive power.

                                                                 SEC 1474 (7/96)

 TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                           5. Number
                                              of Deriv-
                                              ative     6. Date     7. Title and
                                              Securities   Exer-       Amount of
                                              Acquired     cisable     Under-                  9. Number   10. Owner-
                                 4. Trans-    (A) or       and Ex-     lying                      of Deriv-    ship
                                    action    Disposed     piration    Secur-                     ative        Form of
                                    Code      of (D)       Date        ities                      Secur        Deriv-   11. Nature
                                    (Instr.   (Instr.      (Month/     (Instr.                    -ities       ative        of
1. Title   2. Conver-               8)        3, 4, 5)     Day/Year)   3 and 4)                   Benefi-      Security:    Indirect
   of         sion or  3. Trans- -------------------------------------------------- 8. Price of   cially       Direct       Bene-
   Deriv-     Exercise    action                                             Amount    Deriv-     Owned at     (D) or       ficial
   ative      Price of    Date                          Date   Ex-             of      ative      End of       Indirect     Owner-
   Security   Deriv-      (Month/                       Exer-  pir-          Number    Security   Month        (I)          ship
   (Instr.    ative       Day/                          cis-   ation           of      (Instr.    (Instr.      (Instr.      (Instr.
   3)         Security    Year)  Code   V     (A) (D)   able   Date   Title  Shares    5)         4)           4)           4)
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/s/ Randall J. Weisenburger                                      3/30/01
-----------------------------------------------          -----------------------
Executive Vice President                                          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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                                                                 SEC 1474 (7/96)